Exhibit 99.5

Social Media Posts

22 January 2018

Twitter:

Social Media Posts

22 January 2018

LinkedIn:

Sanofi @sanofi · 11h

We are pleased to announce our acquisition of @Bioverativ, a biopharma company focused on therapies for hemophilia and other rare blood disorders, expanding our presence in specialty care and strengthening our leadership in rare diseases #Bioverativ bit.ly/2rxifEe


"Today marks an important expansion of our presence in specialty care while strengthening our leadership in rare diseases. Together, we have a great opportunity to bring innovative medicines to patients worldwide."
Olivier Brandicourt
Chief Executive Officer, Sanofi
SANOFI

5 46 61

Sanofi US @SanofiUS · 4h

MT @sanofi We are pleased to announce our acquisition of @Bioverativ, a biopharma company focused on therapies for hemophilia & other rare blood disorders, expanding our presence in specialty care & strengthening our leadership in rare diseases #Bioverativ bit.ly/2rtXmd0


"Today marks an important expansion of our presence in specialty care while strengthening our leadership in rare diseases. Together, we have a great opportunity to bring innovative medicines to patients worldwide."
Olivier Brandicourt
Chief Executive Officer, Sanofi
SANOFI

2 10

SANOFI

Sanofi US @SanofiUS · 3h

Today we announced our acquisition of @Bioverativ, a biopharma company focused on therapies for hemophilia and other rare blood disorders. Together, we will continue to push the boundaries of medicine & technology to develop therapies for patients in need: bit.ly/2DyatQ5



3

Sanofi
11h

Today we announced our acquisition of @Bioverativ, a biopharmaceutical company focused on therapies for hemophilia and other rare blood disorders. With @Bioverativ, #Sanofi will expand its presence in specialty care, strengthen its leadership in rare diseases and continue to develop innovative therapies for patients in need: http://bit.ly/2rxifEe



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